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                                                                    EXHIBIT 4.16

                                                                  EXECUTION COPY

                                                                   June 22, 2007

                               UNDERTAKING LETTER

To:

Brothers Capital Limited
TPG Growth AC Ltd.
TPG Biotech II, Ltd.

          This letter agreement is being delivered by the undersigned in connection with your investment in Agria Corporation (the "Company").

          We hereby agree to the following:

     1. Each signatory will use reasonable best efforts to, and the Company will use its reasonable best efforts to cause each shareholder of the Company (including TPG Growth AC Ltd., TPG Biotech II, Ltd. and Dubai Investment Group) to, enter into a new agreement regarding share transfers, the memorandum and articles of association of the Company (the "M&A") and a new registration rights agreement, in each case, that supplements prior similar agreements or the relevant provisions of each such agreements to which such shareholder is a party, as soon as possible but no later than the public filing date of the Company's Registration Statement on Form F-1 with the United States Securities and Exchange Commission (or the public filing date of the Company's offering circulars in other jurisdictions). The parties intend that the agreement regarding share transfers and the M&A will grant each shareholder of the Company substantially similar co-sale rights, rights of first refusal and pre-emptive rights and will impose on each shareholder of the Company substantially similar restrictions on transfer of its shares as well as (to the extent applicable to such shareholder) clarify the relationship between the M&A and the investment agreements of certain of the shareholders. The parties intend that the registration rights agreement will grant each shareholder of the Company equivalent piggyback and demand registration rights (to the extent such shareholder currently enjoys demand registration rights). The rights of TPG Growth AC Ltd. and TPG Biotech II, Ltd as holders of the preferred shares of the Company will not be changed. Each party's put right (or redemption right) and rights with respect to the Company's corporate governance will not be changed.

     2. This letter agreement and, to the fullest extent permitted by applicable law, all matters arising out of or relating to this letter agreement, shall be governed by and construed in accordance with the law of the State of New York, United States of America.

     3. Any dispute, controversy or claim (each, a "Dispute") arising out of or relating to this letter agreement, or the interpretation, breach, termination or validity hereof, shall be resolved at the first instance through consultation between the parties to such Dispute. Such consultation shall begin immediately after any party has delivered written notice to any other


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party to the Dispute requesting such consultation. If the Dispute is not resolved within 60 days following the date on which such notice is given, the Dispute shall be submitted to arbitration upon the request of any party to the Dispute with notice to each other party to the Dispute (the "Arbitration Notice"). The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the "Centre"). There shall be three arbitrators. The claimants in the Dispute shall collectively choose one arbitrator, and the respondents shall collectively choose one arbitrator. The Secretary General of the Centre shall select the third arbitrator, who shall be qualified to practice law in the State of New York. If any of the members of the arbitral tribunal have not been appointed within 30 days after the Arbitration Notice is given, the relevant appointment shall be made by the Secretary General of the Centre. The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration, which rules shall be deemed to have been incorporated by reference into this section. However, if such rules are in conflict with the provisions of this section, including the provisions concerning the appointment of arbitrator, the provisions of this section shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitration tribunal shall be final and binding upon the parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitration tribunal's adjudication of the dispute, this letter agreement shall continue to be performed except with respect to the part in dispute and under adjudication. The cost of arbitration (including legal, accounting and other professional fees and expenses reasonably incurred by any prevailing party with respect to the investigation, collection, prosecution and/or defense of any claim in the Dispute) shall be borne by the losing party or parties unless otherwise determined by the arbitration award.

          Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this letter agreement and returning to the Company.

                           [Signature page to follow]


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                                        Very truly yours,

                                        Agria Corporation


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                        Title:
                                        Date


ACKNOWLEDGED AND AGREED TO:

Brothers Capital Limited


By: /s/
    ---------------------------------
Name:
Title:


TPG Growth AC Ltd.


By: /s/ Clive Bode
    ---------------------------------
Name: Clive Bode
Title: Vice President and Secretary


TPG Biotech II, Ltd.


By: /s/ Clive Bode
    ---------------------------------
Name: Clive Bode
Title: Vice President and Secretary

                    Signature Page to the Undertaking Letter